EXHIBIT 15.3

March 29, 2023

VIA EDGAR

Division of Corporate Finance
U.S. Securities & Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Re: Legend Biotech Corporation
Submission under Item 16I(a) of Form 20-F

Attn: Division of Corporate Sciences
Office of Life Sciences

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Legend Biotech Corporation (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

The Company’s former auditors, Ernst & Young Hua Ming LLP located in Shanghai, People’s Republic of China (the “PRC”) (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an auditor report related to the Company’s consolidated financial statements for the fiscal year ended December 31, 2021 and December 31, 2020 (“EY PRC Audit Report”). A copy of the EY PRC Audit Report for the fiscal years ended December 31, 2021 and December 31, 2020 is included in the Company’s Form 20-F for the fiscal year ended December 31, 2022.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G filed by FMR LLC on February 9, 2023 and the Schedule 13G/As filed by GenScript Biotech Corporation, Aquapoint L.P., Fangliang Zhang and Hillhouse Investment Management, Ltd. (together with FMR LLC, the “5% Holders”), each of February 14, 2023, the Company respectfully submits that it is not owned or controlled by a governmental entity in the PRC as of the date of this submission. Based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, no other shareholders outside of the 5% Holders own more than 5% of the Company’s outstanding shares as of December 31, 2022.

As of December 31, 2022, GenScript Biotech Corporation owns approximately 52.9% of the Company’s total outstanding ordinary shares. GenScript Biotech Corporation is a public company incorporated in the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited.

In addition, the Company is not aware of any governmental entity in the PRC that possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Mark Ballantyne, Cooley LLP at (703) 456-8084.

Sincerely yours,

Legend Biotech Corporation

By:	/s/ Ying Huang
Name:	Ying Huang
Title:	Chief Executive Officer

cc:	Marc L. Harrison, General Counsel
Mark Ballantyne, Cooley LLP